EXHIBIT 99.1

F. Gardner Parker Named Chairman of Sharps Compliance Corp.

HOUSTON, Nov. 22, 2010 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (Nasdaq:SMED) ("Sharps" or the "Company"), a leading full-service provider of cost-effective management solutions for medical waste generated outside the hospital and large healthcare facility setting and unused dispensed medications, announced today that lead independent board member F. Gardner Parker assumed the position of non-executive Chairman of the Board of Directors on November 18, 2010. Mr. Parker succeeds Dr. Burton J. Kunik in his prior role as Chairman of the Board. Dr. Kunik founded Sharps in 1994 and retired as Chief Executive Officer on September 30, 2010 and as Chairman on November 18, 2010.

Mr. Parker has been a director of Sharps since February 2003, and was named the Company's Lead Independent Director in November 2008. Mr. Parker also serves on the Audit and Corporate Governance Committees.

"We are very pleased that Gardner has accepted the Chairmanship," said David P. Tusa, Chief Executive Officer and President of Sharps. "He has played an important role working with senior management to develop and execute on our growth strategy. His leadership and experience will serve us well as Sharps continues to build on what we believe is a $2 billion market opportunity."

Mr. Parker commented, "I am honored to serve Sharps as its Chairman, and look forward to supporting senior management of the Company as it advances the strategic direction of the Company. Driven by Burt's entrepreneurial spirit and innovative thinking, the Company has evolved and experienced successful expansion. On behalf of the Board, I want to thank Burt for his active and engaged contribution as Chairman, and wish him well with his future endeavors."

Mr. Parker currently serves on the board of directors of five other public companies, including: Camden Property Trust (NYSE:CPT), Pinnacle Oil & Gas (Nasdaq:PINN), Hercules Offshore (Nasdaq:HERO), Triangle Petroleum Corporation (Amex:TPLM), and Carrizo Oil & Gas (Nasdaq:CRZO). Mr. Parker is NACD Board Certified. He began his career with Ernst & Young where he served as a partner.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps is a leading full-service provider of cost-effective management solutions for medical waste and unused dispensed medications generated outside the hospital and large healthcare facility setting. Its strategy is to capture a large part of the estimated $2 billion untapped market for unused medications, used syringes and medical waste generated outside of hospital and large healthcare settings by targeting the major agencies that are interrelated with this medical waste stream; that is the U.S. government, pharmaceutical manufacturers, home healthcare providers, retail pharmacies and clinics, and the professional market comprised of physicians, dentists and veterinary practices. As a fully integrated medical waste management company providing customer solutions and services, the Company's solid business model, which provides strong margins and significant operating leverage, combined with its early penetration into emerging markets, uniquely positions it for strong future growth.

The Company's flagship product, the Sharps® Recovery System™ (formerly Sharps Disposal by Mail System®), is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste generated outside the hospital and large health care facility setting. Its other products include the Sharps®MWMS™ (Medical Waste Management System), a comprehensive solution designed for rapid deployment in emergency situations and features the Sharps© Recovery System™ and TakeAway™ Environmental Return System products combined with warehousing, inventory management, training, data and other services. Its TakeAwayRecovery System™ is designed for individual consumers, retail or mail-order pharmacies, communities and facilities including assisted living, long-term care and correction operations to facilitate the proper disposal of unused dispensed medications.

More information on the Company and its products can be found on its website at: www.sharpsinc.com.

Safe Harbor Statement

The information made available in this press release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate", "expect", "plan", "anticipate", "believe", "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results express or implied therein will not be realized.

CONTACT:  Sharps Compliance Corp.
          David P. Tusa, CEO, President and Director
          (713) 660-3514
          dtusa@sharpsinc.com

          Kei Advisors LLC
          Investor Relations
          Deborah Pawlowski
          (716) 843-3908
          dpawlowski@keiadvisors.com